UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report
(Date of earliest
event reported):	January 9, 2020

       The Marcus Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-12604	39-1139844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

       100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125

(Address of principal executive offices, including zip code)

       (414) 905-1000

(Registrant’s telephone number, including area code)

       Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17-CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	MCS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 9, 2020, The Marcus Corporation (the “Company”) entered into a Credit Agreement among the Company and several banks, including JPMorgan Chase Bank, N.A., as Administrative Agent, and U.S. Bank National Association, as Syndication Agent (the “Credit Agreement”). The Credit Agreement replaces the Company’s existing $225 million revolving credit facility. The Company intends to use borrowings under the Credit Agreement for general corporate purposes.

The Credit Agreement provides for a revolving credit facility that matures on January 9, 2025 with an initial maximum aggregate amount of availability of $225 million. The Company may increase the aggregate amount of availability under the Credit Agreement by an aggregate amount of up to $125 million by increasing the revolving credit facility or adding one or more tranches of term loans. The Company’s ability to increase availability under the Credit Agreement is subject to certain conditions, including, among other things, the absence of any default or event of default or material adverse effect under the Credit Agreement. All borrowings under the Credit Agreement are unsecured. On January 9, 2020, the Company borrowed $68 million under the revolving credit facility to refinance the outstanding balance under the Company’s existing credit facility and to pay certain fees and expenses incurred in connection with the closing of the Credit Agreement.

Under the Credit Agreement, the Company has agreed to pay a facility fee, payable quarterly, equal to 0.125% to 0.25% of the total commitment, depending on the Company’s consolidated debt to capitalization ratio, as defined in the Credit Agreement. Certain borrowings, such as ABR borrowings, under the revolving credit facility bear interest, payable no less frequently than quarterly, at a rate equal to the alternate base rate (as defined in the Credit Agreement) plus the applicable rate (as defined in the Credit Agreement). Other borrowings, such as Eurodollar borrowings, under the revolving credit facility bear interest at a rate equal to the adjusted LIBO rate for the interest period (as defined in the Credit Agreement) plus the applicable rate.

The Credit Agreement contains various restrictions and covenants applicable to the Company and certain of its subsidiaries. Among other requirements, the Credit Agreement (a) limits the amount of priority debt (as defined in the Credit Agreement) held by restricted subsidiaries of the Company to no more than 20% of the Company’s consolidated total capitalization (as defined in the Credit Agreement), (b) limits the Company’s permissible consolidated debt to capitalization ratio to a maximum of 0.55 to 1.0 and (c) requires the Company to maintain a minimum fixed charge coverage ratio (consolidated adjusted cash flow to consolidated interest and rental expense) of 3.0 to 1.0, as defined in the Credit Agreement.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then, among other things, the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed herewith as Exhibit 4.1 and incorporated herein by reference.

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Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibit is being filed herewith:

Exhibit

Number

4.1	Credit Agreement, dated as of January 9, 2020, among the Company, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.[1]

1 The schedules and exhibits to this document have not been filed with the Securities and Exchange Commission because they do not contain information that is material to an investment decision. The Company agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MARCUS CORPORATION

Date: January 9, 2020	By:	/s/ Douglas A. Neis
Douglas A. Neis
Executive Vice President, Chief Financial
Officer and Treasurer

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